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                                                                               .
                                                                               .
                                  EXHIBIT 99.6

ITEM 1. FINANCIAL STATEMENTS (JUNE 30, 2005)

FULTON FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                            JUNE 30     December 31
                                                              2005          2004
                                                          -----------   -----------
ASSETS
Cash and due from banks ...............................   $   358,581   $   278,065
Interest-bearing deposits with other banks ............        21,842         4,688
Federal funds sold ....................................           758        32,000
Loans held for sale ...................................       237,713       158,872
Investment securities:
   Held to maturity (estimated fair value of $27,285
      in 2005 and $25,413 in 2004) ....................        27,003        25,001
   Available for sale .................................     2,402,362     2,424,858
Loans, net of unearned income .........................     7,861,508     7,584,547
   Less: Allowance for loan losses ....................       (90,402)      (89,627)
                                                          -----------   -----------
      Net Loans .......................................     7,771,106     7,494,920
                                                          -----------   -----------

Premises and equipment ................................       153,598       146,911
Accrued interest receivable ...........................        43,819        40,633
Goodwill ..............................................       364,203       364,019
Intangible assets .....................................        22,592        25,303
Other assets ..........................................       169,247       164,878
                                                          -----------   -----------
      Total Assets ....................................   $11,572,824   $11,160,148
                                                          ===========   ===========

LIABILITIES
Deposits:
   Non-interest bearing ...............................   $ 1,611,909   $ 1,507,799
   Interest-bearing ...................................     6,527,758     6,387,725
                                                          -----------   -----------
      Total Deposits ..................................     8,139,667     7,895,524
                                                          -----------   -----------
Short-term borrowings:
   Federal funds purchased ............................       660,633       676,922
   Other short-term borrowings ........................       473,950       517,602
                                                          -----------   -----------
      Total Short-Term Borrowings .....................     1,134,583     1,194,524
                                                          -----------   -----------

Accrued interest payable ..............................        31,042        27,279
Other liabilities .....................................       119,971       114,498
Federal Home Loan Bank advances and long-term debt ....       951,745       684,236
                                                          -----------   -----------
      Total Liabilities ...............................    10,377,008     9,916,061
                                                          -----------   -----------

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value, 600 million shares
   authorized, 168.3 million shares issued in 2005
   and 167.8 million shares issued in 2004 ............       420,662       335,604
Additional paid-in capital ............................       935,626     1,018,403
Retained earnings .....................................       100,502        60,924
Accumulated other comprehensive loss ..................       (20,166)      (10,133)
Treasury stock, 15.3 million shares in 2005 and
   10.7 million shares in 2004, at cost ...............      (240,808)     (160,711)
                                                          -----------   -----------
      Total Shareholders' Equity ......................     1,195,816     1,244,087
                                                          -----------   -----------
      Total Liabilities and Shareholders' Equity ......   $11,572,824   $11,160,148
                                                          ===========   ===========

See Notes to Consolidated Financial Statements

FULTON FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                               THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    JUNE 30               JUNE 30
                                              -------------------   -------------------
                                                2005       2004       2005       2004
                                              --------   --------   --------   --------
INTEREST INCOME
Loans, including fees .....................   $123,309   $ 96,859   $239,937   $185,325
Investment securities:
   Taxable ................................     18,257     19,652     36,518     41,388
   Tax-exempt .............................      2,843      2,540      5,692      5,073
   Dividends ..............................      1,155        992      2,239      1,944
Mortgage loans held for sale ..............      2,699      1,962      4,511      2,201
Other interest income .....................        348         19        524         29
                                              --------   --------   --------   --------
      Total Interest Income ...............    148,611    122,024    289,421    235,960

INTEREST EXPENSE
Deposits ..................................     31,104     22,345     58,912     42,695
Short-term borrowings .....................      7,914      3,135     14,738      6,462
Long-term debt ............................      9,668      7,838     17,598     15,130
                                              --------   --------   --------   --------
      Total Interest Expense ..............     48,686     33,318     91,248     64,287
                                              --------   --------   --------   --------
      Net Interest Income .................     99,925     88,706    198,173    171,673
PROVISION FOR LOAN LOSSES .................        725        800      1,525      2,540
                                              --------   --------   --------   --------
      Net Interest Income After
         Provision for Loan Losses ........     99,200     87,906    196,648    169,133
                                              --------   --------   --------   --------

OTHER INCOME
Investment management and trust services ..      8,966      8,637     17,985     17,282
Service charges on deposit accounts .......      9,960      9,929     19,292     19,434
Other service charges and fees ............      7,142      4,970     12,698      9,996
Gain on sale of mortgage loans ............      6,290      6,050     12,339      7,764
Investment securities gains ...............      1,418      5,349      4,733     11,177
Other .....................................      4,539      1,727      7,121      3,047
                                              --------   --------   --------   --------
      Total Other Income ..................     38,315     36,662     74,168     68,700

OTHER EXPENSES
Salaries and employee benefits ............     45,235     41,894     89,532     78,724
Net occupancy expense .....................      6,549      5,859     14,047     11,377
Equipment expense .........................      2,888      2,749      5,958      5,390
Data processing ...........................      3,321      2,868      6,490      5,687
Advertising ...............................      2,276      1,914      4,249      3,442
Intangible amortization ...................      1,168      1,356      2,347      2,347
Other .....................................     16,752     13,957     29,393     25,974
                                              --------   --------   --------   --------
      Total Other Expenses ................     78,189     70,597    152,016    132,941
                                              --------   --------   --------   --------
      Income Before Income Taxes ..........     59,326     53,971    118,800    104,892
INCOME TAXES ..............................     17,722     16,167     35,759     31,314
                                              --------   --------   --------   --------
      Net Income ..........................   $ 41,604   $ 37,804   $ 83,041   $ 73,578
                                              ========   ========   ========   ========

PER-SHARE DATA:
Net income (basic) ........................   $   0.27   $   0.25   $   0.53   $   0.50
Net income (diluted) ......................       0.27       0.24       0.53       0.49
Cash dividends ............................      0.145      0.132      0.277      0.254

See Notes to Consolidated Financial Statements

FULTON FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2005 AND 2004

                                                                                            ACCUMULATED
                                                                                               OTHER
                                                NUMBER OF             ADDITIONAL             COMPREHEN-
                                                  SHARES     COMMON     PAID-IN   RETAINED  SIVE INCOME   TREASURY
                                               OUTSTANDING    STOCK     CAPITAL   EARNINGS     (LOSS)      STOCK       TOTAL
                                               -----------  --------  ----------  --------  -----------  ---------  ----------
                                                                            (dollars in thousands)
Balance at December 31, 2004.................  157,150,000  $335,604  $1,018,403  $ 60,924   $(10,133)   $(160,711) $1,244,087
   Comprehensive income:
      Net income.............................                                       83,041                              83,041
      Unrealized loss on derivative
         financial instruments (net of
         $540,000 tax effect)................                                                  (1,003)                  (1,003)
      Unrealized loss on securities (net
         of $3.2 million tax effect).........                                                  (5,954)                  (5,954)
      Less - reclassification adjustment
         for gains included in net income
         (net of $1.7 million tax expense)...                                                  (3,076)                  (3,076)
                                                                                                                    ----------
            Total comprehensive income.......                                                                           73,008
                                                                                                                    ----------
Stock split paid in the form of a 25%
   stock dividend............................                 84,046     (84,114)                                          (68)
Stock issued, including related tax
   benefits (340,000 shares from
   treasury stock)...........................      806,000     1,012       1,158                             5,071       7,244
Stock-based compensation awards..............                                179                                           179
Acquisition of treasury stock................   (5,000,000)                                                (85,168)    (85,168)
Cash dividends - $0.277 per share............                                      (43,463)                            (43,466)
                                               -----------  --------  ----------  --------   --------    ---------  ----------
Balance at June 30, 2005.....................  152,956,000  $420,662  $  935,626  $100,502   $(20,166)   $(240,808) $1,195,816
                                               ===========  ========  ==========  ========   ========    =========  ==========
Balance at December 31, 2003.................  142,085,000  $284,480  $  648,155  $104,187   $ 12,267    $(100,772) $  948,317
   Comprehensive income:
      Net income.............................                                       73,578                              73,578
      Unrealized loss on securities
         (net of $16.6 million tax effect)...                                                 (30,749)                 (30,749)
      Less - reclassification adjustment
         for gains included in net income
         (net of $3.9 million tax expense)...                                                  (7,265)                  (7,265)
                                                                                                                    ----------
            Total comprehensive income.......                                                                           35,564
                                                                                                                    ----------
Stock dividend - 5%..........................                 15,299     100,226  (115,615)                                (90)
Stock issued, including related tax
   benefits (all treasury)...................      824,000                (6,302)                           11,756       5,454
Stock-based compensation awards..............                                132                                           132
Stock issued for acquisition of Resource
   Bancshares Corporation....................   11,287,000    21,498     164,365                                       185,863
Acquisition of treasury stock................   (1,845,000)                                                (29,939)    (29,939)
Cash dividends - $0.254 per share............                                      (36,583)                            (36,583)
                                               -----------  --------  ----------  --------   --------    ---------  ----------
Balance at June 30, 2004.....................  152,351,000  $321,277  $  906,576  $ 25,567   $(25,747)   $(118,955) $1,108,718
                                               ===========  ========  ==========  ========   ========    =========  ==========

See Notes to Consolidated Financial Statements

FULTON FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30
                                                                   -------------------------
                                                                        2005          2004
                                                                   -------------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income ..................................................     $  83,041     $  73,578

   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses ................................         1,525         2,540
      Depreciation and amortization of premises and equipment ..         6,539         6,177
      Net amortization of investment security premiums .........         2,682         5,942
      Investment securities gains ..............................        (4,733)      (11,177)
      Net increase in loans held for sale ......................       (58,455)      (18,769)
      Amortization of intangible assets ........................         2,347         2,347
      Stock-based compensation .................................           179           132
      Increase in accrued interest receivable ..................        (3,186)       (1,294)
      (Increase) decrease in other assets ......................          (780)        6,006
      Increase (decrease) in accrued interest payable ..........         3,763        (2,481)
      (Decrease) increase in other liabilities .................        (4,736)        5,643
                                                                     ---------     ---------
         Total adjustments .....................................       (54,855)       (4,934)
                                                                     ---------     ---------
         Net cash provided by operating activities .............        28,186        68,644
                                                                     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale ........       101,196       179,971
   Proceeds from maturities of securities held to maturity .....         2,102         5,279
   Proceeds from maturities of securities available for sale ...       311,054       457,086
   Purchase of securities held to maturity .....................        (4,398)       (3,699)
   Purchase of securities available for sale ...................      (406,130)     (133,005)
   Decrease in short-term investments ..........................        26,551         2,760
   Net increase in loans .......................................      (298,097)     (256,901)
   Net cash paid for acquisitions ..............................            --          (768)
   Net purchase of premises and equipment ......................       (13,226)       (5,966)
                                                                     ---------     ---------
         Net cash (used in) provided by investing activities ...      (280,948)      244,757
                                                                     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand and savings deposits .................       122,355       203,212
   Net increase (decrease) in time deposits ....................       121,788      (122,396)
   Increase (decrease) in long-term debt .......................       267,509       (34,376)
   Decrease in short-term borrowings ...........................       (59,941)     (266,384)
   Dividends paid ..............................................       (40,441)      (34,762)
   Net proceeds from issuance of common stock ..................         7,176         5,454
   Acquisition of treasury stock ...............................       (85,168)      (29,939)
                                                                     ---------     ---------
         Net cash provided by (used in) financing activities ...       333,278      (279,191)
                                                                     ---------     ---------

   NET INCREASE IN CASH AND DUE FROM BANKS .....................        80,516        34,210
   CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD ..............       278,065       300,966
                                                                     ---------     ---------
   CASH AND DUE FROM BANKS AT END OF PERIOD ....................     $ 358,581     $ 335,176
                                                                     =========     =========
   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the period for:
      Interest .................................................     $  87,485     $  66,768
      Income taxes .............................................        30,618        25,841

See Notes to Consolidated Financial Statements

FULTON FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Fulton Financial Corporation (the Corporation) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE B - NET INCOME PER SHARE AND COMPREHENSIVE INCOME (LOSS)

The Corporation's basic net income per share is calculated as net income divided by the weighted average number of shares outstanding. For diluted net income per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents, calculated using the treasury stock method. The Corporation's common stock equivalents consist solely of outstanding stock options.

A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows:

                                                   THREE MONTHS ENDED    SIX MONTHS ENDED
                                                        JUNE 30              JUNE 30
                                                   ------------------   -----------------
                                                      2005      2004      2005      2004
                                                    -------   -------   -------   -------
Weighted average shares outstanding (basic) ....    154,509   152,647   155,922   147,380
Impact of common stock equivalents .............      1,721     1,709     1,828     1,474
                                                    -------   -------   -------   -------
Weighted average shares outstanding (diluted) ..    156,230   154,356   157,750   148,854
                                                    =======   =======   =======   =======

Total comprehensive income was $57.1 million and $73.0 million for the three and six months ended June 30, 2005, respectively. Total comprehensive loss was $4.4 million for the quarter ended June 30, 2004 and total comprehensive income was $35.6 million for the six months ended June 30, 2004.

NOTE C - 5-FOR-4 STOCK SPLIT

The Corporation declared a 5-for-4 stock split on April 13, 2005, which was paid in the form of a 25% stock dividend on June 8, 2005 to shareholders of record on May 17, 2005. All share and per-share information has been restated to reflect the impact of this stock split.

NOTE D - DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Corporation does not have any operating segments, which require disclosure of additional information. While the Corporation owned thirteen separate banks as of June 30, 2005, each engaged in similar activities and provided similar products and services. The Corporation's non-banking activities are immaterial and, therefore, separate information has not been disclosed.

NOTE E - STOCK-BASED COMPENSATION

Statement 123R requires that the fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. The Corporation adopted Statement 123R using "modified retrospective application", electing to restate all prior periods. The Corporation's equity awards consist of stock options granted under its Stock Option and Compensation Plans (Option Plans) and shares purchased by employees under its Employee Stock Purchase Plan (ESPP).

The following table summarizes the impact of modified retrospective application on the previously reported results for the periods shown:

                                                                                      SIX
                                                              THREE MONTHS ENDED    MONTHS
                                                             -------------------     ENDED
                                                             MAR. 31,   JUNE 30,   JUNE 30,
                                                               2005       2004       2004
                                                             --------   --------   --------
                                                                 (in thousands, except
                                                                    per-share data)
Income before income taxes, originally reported ..........   $59,570    $54,031    $105,024
Stock-based compensation expense under the fair value
   method (2) ............................................       (96)       (60)       (132)
                                                             -------    -------    --------
Income before income taxes, restated .....................   $59,474    $53,971    $104,892
                                                             =======    =======    ========
Net income, originally reported ..........................   $41,531    $37,864    $ 73,710
Stock-based compensation expense under the fair value
   method, net of tax (2) ................................       (94)       (60)       (132)
                                                             -------    -------    --------
Net income, restated .....................................   $41,437    $37,804    $ 73,578
                                                             =======    =======    ========
Net income per share (basic), originally reported (1) ....   $  0.26    $  0.25    $   0.50
Net income per share (basic), restated ...................      0.26       0.25        0.50
Net income per share (diluted), originally reported (1) ..   $  0.26    $  0.25    $   0.49
Net income per share (diluted), restated .................      0.26       0.24        0.49

(1) Originally reported amounts have been restated for the impact of the 5-for-4 stock split paid in June 2005.

(2)  Stock-based compensation expense, originally reported, was $0.

The following table presents compensation expense and related tax benefits for equity awards recognized in the consolidated income statements:

                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30             JUNE 30
                                                  ------------------   ----------------
                                                      2005   2004         2005   2004
                                                     -----   ----        -----   ----
                                                             (in thousands)
Compensation expense ..........................      $  83    $60        $ 179   $132
Tax benefit ...................................       (107)    --         (109)    --
                                                     -----    ---        -----   ----
Net income (increase) decrease ................      $ (24)   $60        $  70   $132
                                                     =====    ===        =====   ====

As a result of the retrospective adoption of Statement 123R, as of December 31, 2003 retained earnings decreased $13.2 million, additional paid in capital increased $14.6 million and deferred tax assets increased $1.4 million. These changes reflect a combination of compensation expense for prior stock option grants to employees and related tax benefits.

The tax benefits shown in the preceding table differs from the benefit that would be calculated using the Corporation's 35% statutory Federal tax rate as tax benefits are recognized upon grant only for equity awards that ordinarily will result in a tax deduction when exercised. Tax benefits for other equity awards are recognized when realized, generally when exercised in a manner resulting in a tax deduction for the corporation.

Under the Option Plans, options are granted to key personnel for terms of up to 10 years at option prices equal to the fair market value of the Corporation's stock on the date of grant. Options are typically granted annually on July 1st and, prior to the July 1, 2005 grant, had been 100% vested immediately upon grant. For the July 1, 2005 grant, a three-year cliff vesting feature was added and, as a result, compensation expense associated with this grant will be recognized over the three year vesting period. Certain events as defined in the Option Plans, including a change of control, would result in the acceleration of the vesting. As of June 30, 2005, the Option Plans had 16.0 million shares reserved for future grants through 2013.

The following table provides information about options outstanding for the six months ended June 30, 2005:

                                                                WEIGHTED
                                                   WEIGHTED     AVERAGE       AGGREGATE
                                                    AVERAGE    REMAINING      INTRINSIC
                                         STOCK     EXERCISE   CONTRACTUAL       VALUE
                                        OPTIONS      PRICE        TERM      (IN MILLIONS)
                                       ---------   --------   -----------   -------------
Outstanding at December 31, 2004 ...   6,591,053    $10.74
   Granted .........................          --        --
   Exercised .......................    (804,031)     6.93
   Forfeited .......................     (10,314)    15.51
                                       ---------    ------
Outstanding at June 30, 2005 .......   5,776,708    $11.27     5.9 years        $38.9
                                       =========    ======     =========        =====
Exercisable at June 30, 2005 .......   5,759,048    $11.28     5.9 years        $38.7
                                       =========    ======     =========        =====

The following table presents information about options exercised:

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              JUNE 30               JUNE 30
                                                        -------------------   -------------------
                                                          2005       2004       2005       2004
                                                        --------   --------   --------   --------
                                                                 (dollars in thousands)
Number of options exercised..........................    216,521    523,199    804,031    928,288
Total intrinsic value of options exercised...........   $  1,829   $  5,555   $  8,599   $  8,886
Cash received from options exercised.................   $  1,548   $  2,473   $  4,560   $  3,664
Tax deduction realized from options exercised........   $  1,298   $  1,614   $  5,318   $  3,663

Upon exercise, the Corporation issues shares from its authorized, but unissued, common stock to satisfy the options.

Under the ESPP, eligible employees can purchase stock of the Corporation at 85% of the fair market value of the stock on the date of purchase. The ESPP is considered to be a compensatory plan under Statement 123R and, as such, compensation expense is recognized for the 15% discount on shares purchased. The following table summarizes activity under the ESPP for the indicated periods.

                                                        THREE MONTHS ENDED    SIX MONTHS ENDED
                                                             JUNE 30              JUNE 30
                                                        ------------------   -----------------
                                                           2005      2004      2005      2004
                                                         -------   -------   -------   -------
ESPP shares purchased................................     31,921    25,266    68,479    52,756
Average purchase price (85% of market value).........    $ 14.80   $ 13.90   $ 14.87   $ 14.13
Compensation expense recognized (in thousands).......    $    83   $    62   $   180   $   132

NOTE F - EMPLOYEE BENEFIT PLANS

The Corporation maintains a defined benefit pension plan (Pension Plan) for certain employees. Contributions to the Pension Plan are actuarially determined and funded annually. Pension Plan assets are invested in money markets, fixed income securities, including corporate bonds, U.S. Treasury securities and common trust funds, and equity securities, including common stocks and common stock mutual funds. The Pension Plan has been closed to new participants, but existing participants continue to accrue benefits according to the terms of the plan. The Corporation expects to contribute approximately $2.3 million to the Pension Plan in 2005.

The Corporation currently provides medical and life insurance benefits under a post-retirement benefits plan (Post-Retirement Plan) to certain retired full-time employees who were employees of the Corporation prior to January 1, 1998. Other certain full-time employees may become eligible for these discretionary benefits if they reach retirement age while working for the Corporation. Benefits are based on a graduated scale for years of service after attaining the age of 40.

The net periodic benefit cost for the Corporation's Pension Plan and Post-Retirement Plan, as determined by consulting actuaries, consisted of the following components for the three and six-month periods ended June 30:

                                                      PENSION PLAN
                                         --------------------------------------
                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                               JUNE 30             JUNE 30
                                         ------------------   -----------------
                                             2005    2004       2005      2004
                                            -----   -----     -------   -------
                                                     (in thousands)
Service cost..........................      $ 621   $ 577     $ 1,245   $ 1,154
Interest cost.........................        842     776       1,685     1,551
Expected return on plan assets........       (819)   (750)     (1,637)   (1,500)
Net amortization and deferral.........        221     166         443       332
                                            -----   -----     -------   -------
Net periodic benefit cost.............      $ 865   $ 769     $ 1,736   $ 1,537
                                            =====   =====     =======   =======

                                                  POST-RETIREMENT PLAN
                                         --------------------------------------
                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                               JUNE 30             JUNE 30
                                         ------------------   -----------------
                                             2005   2004        2005     2004
                                             ----   ----        -----   -----
                                                     (in thousands)
Service cost .........................       $ 88   $ 91        $ 177   $ 182
Interest cost ........................        114    118          231     237
Expected return on plan assets .......         (1)    --           (1)     (1)
Net amortization and deferral ........        (55)   (57)        (112)   (115)
                                             ----   ----        -----   -----
Net periodic benefit cost ............       $146   $152        $ 295   $ 303
                                             ====   ====        =====   =====

NOTE G - NEW ACCOUNTING STANDARDS

ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER: In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer". SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality.

SOP 03-3 became effective for the Corporation on January 1, 2005. No loans or debt securities meeting the scope of SOP 03-3 were acquired during the three or six-month periods ended June 30, 2005. The Corporation does not expect SOP 03-3 to have a material effect on the Corporation's consolidated financial statements in the future.

OTHER THAN TEMPORARY IMPAIRMENT: In 2004, the Emerging Issues Task Force released Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1), which provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments.

In June 2005, the FASB voted to nullify certain provisions of EITF 03-1 which addressed the evaluation of an impairment to determine whether it was other-than-temporary. In general, these provisions required companies to declare their ability and intent to hold other-than-temporarily impaired investments until they recovered their losses. If a company was unable to make this declaration, write-downs of investment securities through losses charged to the income statement would be required. The effective date of these provisions was originally delayed in September 2004, due to industry concerns about the potential impact of this proposed accounting.

Adoption of the surviving provisions of EITF 03-1 did not have a material impact on the Corporation's financial condition or results of operations. The Corporation continues to apply the provisions of existing authoritative literature in evaluating its investments for other-than-temporary impairment.

NOTE H - ACQUISITIONS

On December 31, 2004, the Corporation acquired all of the outstanding common stock of First Washington FinancialCorp (First Washington), of Windsor, New Jersey. First Washington was a $490 million bank holding company whose primary subsidiary was First Washington State Bank (FWSB), which operates sixteen community-banking offices in Mercer, Monmouth and Ocean Counties in New Jersey. This acquisition enabled the Corporation to expand and enhance its existing New Jersey franchise.

The total purchase price was $125.8 million, including $125.2 million in stock issued and stock options assumed and $610,000 in First Washington stock purchased for cash and other direct acquisition costs. The Corporation issued
1.69 shares of its stock for each of the 4.3 million shares of First Washington outstanding on the acquisition date. The purchase price was determined based on the value of the Corporation's stock on the date when the final terms of the acquisition were agreed to and announced.

On April 1, 2004, the Corporation acquired all of the outstanding common stock of Resource Bankshares Corporation (Resource), an $890 million financial holding company, and its primary subsidiary, Resource Bank. Resource Bank is located in Virginia Beach, Virginia, and operates six community-banking offices in Newport News, Chesapeake, Herndon, Virginia Beach and Richmond, Virginia and fourteen loan production and residential mortgage offices in Virginia, North Carolina, Maryland and Florida. This acquisition allowed the Corporation to enter a new geographic market.

The total purchase price was $195.7 million, including $185.9 million in stock issued and stock options assumed and $9.8 million in Resource stock purchased for cash and other direct acquisition costs. The Corporation issued 1.925 shares of its stock for each of the 5.9 million shares of Resource outstanding on the acquisition date. The purchase price was determined based on the value of the Corporation's stock on the date when the final terms of the acquisition were agreed to and announced.

The following table summarizes unaudited pro-forma information assuming the acquisitions of Resource and First Washington had occurred on January 1, 2004. This pro-forma information includes certain adjustments, including amortization related to fair value adjustments recorded in purchase accounting (in thousands, except per-share information):

                                   THREE MONTHS ENDED   SIX MONTHS ENDED
                                      JUNE 30, 2004       JUNE 30, 2004
                                   ------------------   ----------------
Net interest income ............         $92,733            $186,828
Other income ...................          37,523              75,177
Net income .....................          39,024              76,980

Per Share:
   Net income (basic) ..........         $  0.24            $   0.48
   Net income (diluted) ........            0.24                0.47

NOTE I - Subsequent Events

ACQUISITION OF SVB FINANCIAL SERVICES, INC.: On July 1, 2005, the Corporation completed its acquisition of SVB Financial Services, Inc. (SVB). SVB was a $530 million bank holding company whose primary subsidiary was Somerset Valley Bank (Somerset Valley), which operates 11 community-banking offices in Somerset, Hunterdon and Middlesex Counties in New Jersey.

Under the terms of the merger agreement, each of the approximately 4.1 million shares of SVB's common stock was acquired by the Corporation based on a "cash election merger" structure. Each SVB shareholder elected to receive 100% of the merger consideration in stock, 100% in cash, or a combination of stock and cash.

As a result of the SVB shareholder elections, approximately 3.1 million of the SVB shares outstanding on the acquisition date were converted into shares of Corporation common stock, based on a fixed exchange ratio of 1.1899 shares of Corporation stock for each share of SVB stock. The remaining 984,000 shares of SVB stock were purchased for $21.00 per share, or a total of $20.7 million cash. In addition, each of the options to acquire SVB's stock were converted into options to purchase the Corporation's stock or were settled in cash, based on the election of each option holder and the terms of the merger agreement.

As a result of the acquisition, SVB was merged into the Corporation and Somerset Valley became a wholly owned subsidiary. The acquisition is being accounted for using purchase accounting, which requires the Corporation to allocate the total purchase price of the acquisition to the assets acquired and liabilities assumed, based on their respective fair values at the acquisition date, with any remaining purchase price being recorded as goodwill. Resulting goodwill balances are then subject to an impairment test on at least an annual basis. The results of Somerset Valley's operations will be included in the Corporation's financial statements prospectively from the July 1, 2005 acquisition date.

The total purchase price of approximately $90 million includes the value of the Corporation's stock issued ($65.7 million), cash paid ($20.7 million), SVB options converted or settled in cash ($2.5 million), and certain acquisition related costs ($1.0 million). The carrying value of the net assets of Somerset Valley as of July 1, 2005 was approximately $31.5 million and, therefore, the purchase price exceeded the carrying value of the net assets by approximately $58.5 million. The total purchase price will be allocated to the net assets acquired, based on acquisition date fair values. The Corporation expects to record a core deposit intangible asset and goodwill as a result of the acquisition accounting. The Corporation is in the process of completing its fair value analysis and will determine the allocation of the purchase price to the fair value of net assets acquired and goodwill during the third quarter of 2005.

PENDING ACQUISITION - COLUMBIA BANCORP: On July 26, 2005, the Corporation entered into a merger agreement to acquire Columbia Bancorp (Columbia), of Columbia, Maryland. Columbia is a $1.3 billion bank holding company whose primary subsidiary is Columbia Bank, which operates 19 full-service community banking offices and five retirement community offices in Howard, Montgomery, Prince George's and Baltimore Counties and Baltimore City.

Under the terms of the merger agreement, each of the approximately 6.9 million shares of Columbia's common stock will be acquired based on a "cash election merger" structure. Each Columbia shareholder will have the ability to elect to receive 100% of the merger consideration in stock, 100% in cash, or a combination of stock and cash. Their elections will be subject to prorating to achieve a result where a minimum of 20% and a maximum of 50% of Columbia's outstanding shares will receive cash consideration. Those shares that will be converted into Corporation common stock would be exchanged based on a fixed exchange ratio of 2.325 shares of Corporation stock for each share of Columbia stock. Those shares of Columbia stock that will be converted into cash will be converted into a per-share amount of cash based on a fixed price of $42.48 per share of Columbia stock. In addition, each of the options to acquire Columbia's stock will be converted to options to purchase the Corporation's stock.

The acquisition is subject to approval by both the Columbia shareholders and applicable bank regulatory authorities. The acquisition is expected to be completed during the first quarter of 2006. As a result of the acquisition, Columbia will be merged into the Corporation and Columbia Bank will become a wholly-owned subsidiary.

The acquisition will be accounted for as a purchase. Purchase accounting requires the Corporation to allocate the total purchase price of the acquisition to the assets acquired and liabilities assumed, based on their respective fair values at the acquisition date, with any remaining acquisition cost being recorded as goodwill. Resulting goodwill balances are then subject to an impairment review on at least an annual basis. The results of Columbia's operations will be included in the Corporation's financial statements prospectively from the date of the acquisition.

The total purchase price is estimated to be approximately $313 million, which includes cash expected to be paid, the value of the Corporation's stock expected to be issued, the value of Columbia's options to be converted and certain acquisition related costs. The net assets of Columbia as of June 30, 2005 were $91.3 million and, therefore, the estimated purchase price exceeded the carrying value of the net assets by $221.7 million. The total purchase price will be allocated to the net assets acquired as of the merger effective date, based on fair market values at that date. The Corporation expects to record a core deposit intangible asset and goodwill as a result of the acquisition accounting.

NOTE J - DERIVATIVE FINANCIAL INSTRUMENTS - INTEREST RATE SWAPS

As of June 30, 2005, interest rate swaps with a notional amount of $240 million were used to hedge certain long-term fixed rate certificate of deposit liabilities held at one of the Corporation's affiliate banks. The terms of the certificates of deposit and the interest rate swaps mirror each other and were committed to simultaneously. Under the terms of the swap agreements, the Corporation is the fixed rate receiver and the floating rate payer (generally tied to the three month London Interbank Offering Rate, or LIBOR, a common index used for setting rates between financial institutions). The combination of the interest rate swaps and the issuance of the certificates of deposit generates long-term floating rate funding for the Corporation. The interest rate swaps are classified as a cash flow hedge and the fair values of the derivatives are recorded as other assets or other liabilities. Changes in the fair values during the period are recorded in other comprehensive income (loss) to the extent the hedge is effective. Ineffectiveness resulting from differences between the changes in fair value or cash flows of the certificate of deposits and the interest rate swaps must be recorded in current period earnings.

The Corporation's analysis of the effectiveness of the hedges indicated they were 97.7% effective as of June 30, 2005. As a result, a $109,000 and $46,000 credit to income for the three and six-month periods ended June 30, 2005, respectively, was recognized. During the six months ended June 30, 2005, the Corporation also recorded a $1.0 million other comprehensive loss (net of $540,000 tax effect) to recognize the fair value changes of derivatives resulting from the rising interest rate environment.

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Corporation's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the outstanding amount of those instruments.

The outstanding amounts of commitments to extend credit and letters of credit were as follows:

                                           JUNE 30
                                    ---------------------
                                       2005        2004
                                    ---------   ---------
                                       (in thousands)
Commitments to extend credit.....   3,556,674   3,109,289
Standby letters of credit........     548,713     518,961
Commercial letters of credit.....      21,471      20,869

NOTE L - ACCELERATED SHARE REPURCHASE

On May 4, 2005, the Corporation purchased 4.3 million shares of its common stock from an investment bank at a total cost of $73.6 million, or $17.06 per share, under an "Accelerated Share Repurchase" program (ASR), which allowed the shares to be purchased immediately rather than over time. The investment bank, in turn, is repurchasing shares on the open market over a period that is determined by the average daily trading volume of our shares, among other factors. The Corporation will settle its position with the investment bank at the completion of the ASR by paying or receiving cash in an amount representing the difference between the initial price and the actual price of the shares repurchased. Through June 30, 2005, the investment bank had repurchased 193,000 shares at an average weighted cost of $17.73 per share. The Corporation expects the ASR to be completed in 2006.

NOTE M - SUBORDINATED DEBT

On March 28, 2005 the Corporation issued $100.0 million of ten-year subordinated notes, which mature April 1, 2015 and carry a fixed rate of 5.35%. Interest is paid semi-annually, commencing in October 2005. These notes were registered with the SEC on Form S-4, filed August 4, 2005.

NOTE N - RECLASSIFICATIONS

Certain amounts in the 2004 consolidated financial statements and notes have been reclassified to conform to the 2005 presentation.